Barclays Bank PLC Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Term Sheet dated January 14, 2025 to Preliminary Pricing Supplement dated January 14, 2025 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measure	Financial Select Sector SPDR® Fund (Bloomberg ticker symbol “XLF”) (the “Fund”)
Pricing Date	January 31, 2025
Issue Date	February 5, 2025
Calculation Days	Quarterly, on the 30th day of each January, April, July and October, commencing April 2025 and ending January 2029, provided that the January 2029 calculation day will be the final calculation day
Final Calculation Day	January 30, 2029
Stated Maturity Date	February 2, 2029
Principal Amount	$1,000 per note
Maturity Payment Amount (per note)

The maturity payment amount will equal:

•     If the average ending price is greater than the starting price:

$1,000 + ($1,000 × fund return × upside participation rate)

•     If the average ending price is less than or equal to the starting price: $1,000

If the average ending price is less than or equal to the starting price, you will not receive any positive return on the notes at maturity.

Starting Price	The fund closing price of the Fund on the pricing date
Average Ending Price	The arithmetic average of the fund closing prices of the Fund on the calculation days
Upside Participation Rate	At least 107%, to be determined on the pricing date
Fund Return	(average ending price – starting price) / starting price
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06746AHJ5 / US06746AHJ51

Agent Discount	Up to 3.825%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.75% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.30% for marketing and other services.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the notes on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $939.50 per note. The estimated value is expected to be less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

PPS:

http://www.sec.gov/Archives/edgar/data/312070/000095010325000467/dp223412_424b2-6786wfpps.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the securities composing the Fund. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	You May Not Receive Any Positive Return On Your Investment In The Notes.

•	No Periodic Interest Will Be Paid On The Notes.

•	Any Payment On The Notes Will Be Determined Based On The Fund Closing Prices Of The Fund On The Dates Specified.

•	The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Fund During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Fund As Measured From The Starting Price To Its Fund Closing Price At Or Near Stated Maturity.

•	Owning The Notes Is Not The Same As Owning The Fund, The Securities Held By The Fund Or The Securities Composing The Underlying Index.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Equity Securities Held By The Fund Are Concentrated In The Financial Sector.

•	Certain Features Of The Fund Will Impact The Value Of The Notes.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not

Independently Verified Their Public Disclosure Of Information

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest.

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Notes Is Expected To Be Lower Than The Original Offering Price Of Your Notes.

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-2 dated November 1, 2022, the underlying supplement dated June 27, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.